Exhibit 99.1

Landec Corporation Reports Fourth Quarter and Fiscal Year 2008 Results Achieving Record Fiscal Year Revenues

MENLO PARK, Calif.--(BUSINESS WIRE)--Landec Corporation (Nasdaq:LNDC), today reported record revenues for fiscal year 2008. Revenues for fiscal year 2008 increased 13% to $238.5 million compared to revenues of $210.5 million for fiscal year 2007. Net income for the fiscal year 2008 increased 30% to $13.5 million or $0.50 per diluted share compared to net income of $10.4 million for fiscal year 2007, after excluding $18.8 million of non-recurring operating income in fiscal year 2007, primarily due to the income from the sale of Fielder’s Choice Direct (“FCD”) to Monsanto Company (“Monsanto”) during the third quarter of fiscal year 2007 net of operating losses at Landec Ag through the close date. The 30% increase in net income was achieved despite incurring $1.5 million of non-recurring general and administrative expenses during the fourth quarter of fiscal year 2008. The reported net income for fiscal year 2007, including the $18.8 million of non-recurring operating income, was $29.2 million or $1.07 per share. (See “Questions and Answers” below for information and a reconciliation of key fourth quarter and fiscal year 2008 and 2007 results.)

“We are very pleased with the progress we made during fiscal year 2008,” stated Gary Steele, Chairman and CEO of Landec. “Consistent with our goals for fiscal year 2008, we grew overall revenues 13% while overall gross profit increased 18% compared to fiscal year 2007, resulting in Landec generating $13.5 million of net income and $17.5 million of positive cash flow from operations. We ended the year with $59 million of cash and marketable securities.”

“For fiscal year 2008, each of our businesses recorded increases in both revenues and gross profit,” said Steele. “Apio’s value-added vegetable business recorded an 8% growth in revenues compared to fiscal year 2007 and the gross margin for fiscal year 2008 was 14.7% compared to 15.1% last year in spite of increased costs and competitive pressures. The much smaller and emerging Apio Packaging business reported a 95% increase in revenues and a 98% increase in gross profit. The Apio trading business revenues increased 22% during fiscal year 2008 compared to last year and generated a typical trading gross margin of 5.7%. Landec’s Technology Licensing business reported a 60% increase in revenues and a 67% increase in gross profit during fiscal year 2008 compared to fiscal year 2007, due primarily to the Intellicoat license agreement with Monsanto signed in December 2006.”

The increase in continuing net income in fiscal year 2008 to $13.5 million from $10.4 million in fiscal year 2007 was due to several factors, including: (1) a $1.2 million increase in gross profit in Apio’s value-added vegetable business primarily due to increased revenues, (2) a $1.6 million increase in gross profit in Apio Packaging due to an increase in revenues, (3) a $3.2 million increase in non-food licensing gross profit primarily due to the Intellicoat license agreement with Monsanto, and (4) a $503,000 increase in net interest income due to the cash received from the sale of FCD. These increases in net income were partially offset by a $2.5 million increase in operating expenses compared to last year that were primarily incurred during the fourth quarter and an increase in income taxes of $898,000 during fiscal year 2008 compared to last year.

Revenues for the fourth quarter were $57.3 million versus revenues of $51.2 million for the fourth quarter of fiscal year 2007. The Company reported net income for the fourth quarter of $3.4 million or $0.13 per diluted share compared to net income of $4.4 million or $0.16 per diluted share for the fourth quarter of last year.

The increase in revenues for the fourth quarter of fiscal year 2008 compared to the same period last year was primarily due to (1) a $1.4 million increase in revenues from Apio’s value-added specialty packaged vegetable products, (2) a $3.8 million increase in revenues from Apio’s commission trading business due to increased volume sales, and (3) a $796,000 increase in revenues from Apio Packaging.

The decrease in net income for the fourth quarter of fiscal year 2008 compared to the same period last year was due to a $1.6 million increase in general and administrative expenses primarily due to accounting and tax consulting expenses and a $780,000 decrease in value-added gross profit due primarily to the fourth quarter of fiscal year 2007 being an unusually good quarter for gross margins. These decreases were partially offset by a $771,000 increase in gross profit in Apio Packaging due to an increase in revenues and by a $901,000 decrease in income tax expenses.

Landec Fourth Quarter 2008 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, August 6, 2008 during which senior management of Landec will present an overview of results for the fourth quarter and fiscal year 2008. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 238-0826 or (703) 639-1158 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, August 13, 2008 by calling (888) 266-2081 or (703) 925-2533, code #1262936.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer® polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risk factors are listed in the Company’s Form 10-K for the fiscal year ended May 27, 2007 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	May 25, 2008	May 27, 2007
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$59,039	$62,556
Accounts receivable, net	19,871	18,185
Inventories, net	7,329	6,800
Notes and advances receivable	501	282
Deferred taxes	2,180	—
Prepaid expenses and other current assets	1,746	1,316
Total Current Assets	90,666	89,139

Property and equipment, net	21,306	20,270
Intangible assets, net	35,582	29,630
Other assets	3,035	2,329
Total Assets	$150,589	$141,368

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$19,079	$13,880
Income taxes payable	185	458
Accrued compensation	2,197	3,126
Other accrued liabilities	2,930	1,340
Deferred revenue	3,613	3,491
Total Current Liabilities	28,004	22,295

Deferred revenue	5,000	7,000
Deferred taxes	1,569	—
Minority interest	1,550	1,845

Shareholders' Equity
Common stock	112,974	122,278
Retained earnings (deficit)	1,492	(12,050)
Total Shareholders' Equity	114,466	110,228
Total Liabilities and Shareholders’ Equity	$150,589	$141,368

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	May 25,	May 27,	May 25,	May 27,
	2008	2007	2008	2007
Revenues:
Product sales	$54,569	$48,114	$227,550	$201,892
Services revenues	919	1,038	3,640	3,539
License fees	1,380	1,581	6,231	4,013
Research, development, and royalty revenues	432	468	1,106	1,054
Total revenues	57,300	51,201	238,527	210,498

Cost of revenue:
Cost of product sales	46,899	40,968	197,288	175,252
Cost of services revenues	750	770	3,011	2,860
Total cost of revenue	47,649	41,738	200,299	178,112

Gross profit	9,651	9,463	38,228	32,386

Operating costs and expenses:
Research and development	840	786	3,251	3,074
Selling, general and administrative	6,193	4,607	19,801	21,616
Income from sale of FCD	—	—	—	(22,669)
Total operating costs and expenses	7,033	5,393	23,052	2,021
Operating income	2,618	4,070	15,176	30,365

Interest income	304	870	2,219	1,945
Interest expense	(4)	(3)	(22)	(251)
Other expense	(90)	(159)	(477)	(414)
Net income before taxes	2,828	4,778	16,896	31,645
Income tax benefit (expense)	546	(355)	(3,354)	(2,456)
Net income	$3,374	$4,423	$13,542	$29,189

Diluted net income per share	$0.13	$0.16	$0.50	$1.07

Shares used in diluted per share computations	26,827	26,859	26,935	26,558

	LANDEC CORPORATION
	FISCAL YEAR ENDED MAY 25, 2008
	QUESTIONS AND ANSWERS

1.	What results account for the change in net income in fiscal year 2008 compared to fiscal year 2007, taking into account the one-time non-recurring events in fiscal year 2007?

		(In Thousands)
	Net income for fiscal year 2007	$29,189
	Income from sale of FCD in fiscal year 2007	(22,669)
	Non recurring losses of Landec Ag in FY 2007	5,814
	Insurance settlement in fiscal year 2007	(1,473)
	Aesthetic Sciences milestone payment	(481)
	Adjusted net income for fiscal year 2007	10,380

	Changes in fiscal year 2008 net income relative to fiscal year 2007:
	Increase in operating income at Apio	1,811
	Increase in Tech. Licensing operating income	2,852
	Increase in G&A expenses at Corporate	(915)
	Increase in net interest income	503
	Increase in income tax expense	(898)
	Net other	(191)
	Net income for fiscal year 2008	$13,542

	Excluding the non-recurring operating income recognized in fiscal year 2007, Landec’s net income increased 30% in fiscal year 2008 compared to fiscal year 2007.

2.	What would Landec’s diluted EPS have been in fiscal year 2007 based on the adjusted net income for fiscal year 2007 as outlined in Question #1 above?

	Diluted EPS as reported for fiscal year 2007	$1.07
	Income from sale of FCD	(0.85)
	Non-recurring losses of Landec Ag	0.22
	Insurance settlement	(0.06)
	Aesthetic Sciences milestone payment	(0.02)
	Adjusted diluted EPS for fiscal year 2007	$0.36
3.	Why were operating expenses higher in the recent fourth quarter compared to the level of operating expenses in each of the first three quarters of fiscal year 2008?

During the fourth quarter, we experienced the following non-recurring G&A expenses:

1)

Accounting, legal and consulting fees associated with the transition from our previous independent registered public accounting firm, McGladrey & Pullen LLP, including efforts spent on previously reported accounting questions raised by them.

2)

Tax consulting fees associated with determining cumulative R&D credits, cumulative export product sales tax deductions, cumulative option expense deductions and the FIN 48 reserve against our tax positions.

	3)	A contractual expense related to our agreement with Air Products.

These non-recurring G&A expenses amounted to $1.5 million, or $0.05 per share, and were all recorded during the fourth quarter of fiscal year 2008.

4.	Why was the effective tax rate for fiscal year 2008 lower than the Company had estimated during the first three quarters of fiscal year 2008?

There were two primary drivers that reduced our tax expense which we could not have accurately estimated earlier in fiscal year 2008:

1)

The final R&D credits, the export related tax deductions and the reversal of our valuation allowance reduced our tax expense for fiscal year 2008 by approximately $1.3 million and the amount could not be determined until we had completed the tax work and the FIN 48 work concerning these items. This work was completed during our fourth quarter.

2)

As a result of the non-recurring G&A expenses outlined in Question #3 above, and the sizable reduction in our interest income during our fourth quarter as a result of investing in high quality, lower-yielding instruments, our pre-tax income ended up being lower than we had been estimating throughout the year.

5.	What is the status of your accounting issues?

We have reviewed the issues raised by our previous independent registered public accounting firm and we have confirmed in our own review, in reviews with Ernst & Young LLP and in reviews with a nationally recognized third party expert that our accounting for the Monsanto transaction and the repurchase of subsidiary stock and options not owned by Landec is reasonable and in accordance with generally accepted accounting principles. Accordingly, we plan to complete the audit for our 2008 financials and file our Form 10-K with the SEC in a timely manner.

6.	What are the Company's expectations for fiscal year 2009?

Our goal is to grow revenues by 10% in fiscal year 2009 and grow pre-tax income 15% to 20% compared to fiscal year 2008.

Net income is projected to decrease 5% to 10% because our effective tax rate is projected to double from 20% in fiscal year 2008 to 40% in fiscal year 2009. This increase in our effective tax rate will result in an increase in our book income tax expense of approximately $4.4 million to $4.8 million or $0.16 to $0.18 per share in fiscal year 2009. However, because of substantial net operating losses and tax credits for cash tax purposes, we are estimating that Landec will only be paying 10% of our book income tax expense in cash for fiscal year 2009 resulting in the preservation of cash and a favorable impact on our cash balance.

The revenue and pre-tax income goals include continued growth at Apio as well as significant advances that we expect in most, if not all, of our licensed partner arrangements with Monsanto, Chiquita, Seminis, Air Products, Nitta and Aesthetic Sciences. These goals could be adversely affected by a further downturn in the economy and corresponding consumer demand, as well as further increases in raw materials and fuel costs.

7.	What are the growth opportunities and challenges Landec will likely face in fiscal year 2009?

Landec's growth opportunities

	a)	Increase Apio's value-added revenues by 10% from customer expansion and new product introductions while managing gross margins pressures.

b)

Increase the sale of our BreatheWay(R) packaging by (i) continuing to work closely with Chiquita on bananas and avocados, and (ii) commercializing new uses of Apio's BreatheWay packaging technology with Chiquita or other partners.

	c)	Continue to work closely with Air Products to expand the use of our Intelimer(R) polymer technology in the personal care and catalyst fields.

	d)	Advance our Intellicoat(R) seed coating technology program with Monsanto in its newly formed Seed Treatment business.

	e)	Continue to explore further licensing and partnering collaborative agreements for our Intelimer temperature-activated polymer technology.

f)

Begin our collaboration with Monsanto's Seminis Vegetable Seed business with the goal of identifying initial product targets, performing field trials and planning for initial commercial launch beginning in late fiscal year 2009.

Landec's challenges and risks

a)

Raw material costs for produce, materials and freight are expected to increase in fiscal year 2009 compared to fiscal year 2008 primarily due to increased energy costs which means we need to selectively increase prices where we can and continue to improve operating efficiencies in order to minimize the impact on gross margins.

b)

Market share growth in our value-added vegetable business, particularly in our tray line, will continue to be difficult since we are the market share leader in vegetable trays. In addition, consumers may view tray purchases as more discretionary purchases during a slow economy.

c)

Contractual minimums in our banana and avocado programs with Chiquita will decrease from $2.9 million in fiscal year 2008 to $2.2 million in fiscal year 2009. To exceed minimums in fiscal year 2009, we would need (i) the Chiquita-To-Go program for food service and Quick Serve Restaurants ("QSR") customers to rapidly expand, (ii) the market trials for the retail grocery store program to be completed, and (iii) an initial commercial launch of the retail grocery store program to start by fiscal year end 2009. For planning purposes, we are assuming only minimums will be achieved in fiscal year 2009.

8.	Is Chiquita making progress with Landec's BreatheWay packaging program?

Yes. In January we were somewhat concerned after Chiquita announced a significant reorganization and layoff of personnel, some of whom were involved in our collaboration. Excellent people are now in place at Chiquita and are making our joint programs a high priority. Our program is progressing well on four fronts:

a)

In the Chiquita-To-Go program, Chiquita bananas in our packaging are being sold to coffee chains, convenience stores and mini-mart gas stations. Chiquita is a major supplier of bananas to Starbucks who has recently begun to roll out its new Vivanno(TM) banana smoothie program throughout the United States. In addition, the Chiquita-To-Go program has been launched in three European countries.

b)

In the QSR arena, McDonald's has initiated regional market tests for banana products, including banana smoothies, using Chiquita(R) bananas delivered in Landec's BreatheWay packaging. We are quite enthusiastic about the expansion into QSRs and we will provide more information about this new expansion during fiscal year 2009.

c)

Retail grocery store advanced trials are scheduled to begin this fall with the goal of measuring and testing consumer demand, price points, package size, configuration and merchandising approaches. This program is several quarters later than we had originally expected but is now progressing with high priority.

d)

In our avocado program with Chiquita, Chiquita is beginning to sell avocadoes packaged in our BreatheWay packaging technology to food service customers and Chiquita is developing a retail grocery store application for which trials should begin before the end of this calendar year.

9.	What are the longer-term revenue growth prospects for Apio's food business?

We have concerns about the U.S. economy and rising consumer expenditures for non-food items. We believe these trends could adversely impact the growth of the fresh-cut vegetable category which has historically grown over 10% per year on average. Even with the economic pressures, we believe we have a 10% per year growth opportunity in our fresh-cut vegetable business by capturing new customers and expanding our BreatheWay technology to new markets and application areas.

Our longer-term growth plans for our food technology business include five major initiatives:

a)

Access unique produce with consumer traits that bring discernible differentiation in nutrition, taste, color, aroma and/or texture. We will do this through our new exclusive licensing arrangement announced in June with Monsanto Seminis, the world's largest vegetable seed trait developer and supplier. We expect initial field trials to begin this fall.

	b)	Expand the use of our BreatheWay technology internationally. We recently announced a new distribution agreement in June for our packaging technology for South America.

	c)	Develop and launch new, innovatively designed products such as those we are developing in our vegetable salad line.

	d)	Expand our BreatheWay technology in new markets in North America such as food service and delis. Our Apio food business now has these efforts underway using our BreatheWay packaging technology.

e)

Look for synergistic acquisition partners that can benefit from our BreatheWay technology and channels of distribution, as well as from our expertise in post harvest physiology, sourcing, and processing.

In summary, we have a plan in place for continuing to profitably grow our specialty packaged fresh-cut value-added business.

10.	What are Landec's corporate priorities for the next several years?

We have five priorities: (1) continue to grow revenues, pre-tax profits and free cash flow, (2) extend the commercialization of our BreatheWay packaging programs in bananas, avocados and new applications, (3) provide strong technology support to our licensing corporate partners in launching new products, (4) seek synergistic acquisition opportunities that use our technology or expand our technology base, and (5) expand our Intelimer(R) polymer materials R&D activities in order to develop new business opportunities.

11.	What is happening in the Monsanto licensing program?

Until recently, Monsanto has purchased all of its seed treatments from outside suppliers. Monsanto announced several months ago that it has formed a new business called the Seed Treatment Business which will allow Monsanto to develop its seed treatment requirements internally. As a reminder, Monsanto has over a 30% market share in corn, soybeans and cotton and is also a major player in canola and vegetable seeds.

The concept of seed treatments is to place an insecticide or fungicide directly onto the seed surface in order to protect the seed and the seedling as it emerges. It is our hope that Landec's Intellicoat seed coating technology can be an integral and proprietary part of Monsanto's commitment to building a major position in seed treatments worldwide by using Landec's seed coatings as a "carrier" of insecticides/fungicides which can be dispensed at the appropriate time based on time or soil temperature. We are excited about this program and in fiscal year 2009 we will be focused on validating the use of Landec's coating technology for these applications.

12.	What is happening with Air Products?

The progress has been slow in the first two years, but momentum is now building as new product applications and formulations are emerging from the laboratory. Landec and Air Products have agreed to focus on two areas -- personal care and catalysts. Accordingly, Air Products and Landec have negotiated the return of two formerly licensed fields -- coatings and electronic material applications. We are hopeful that with Air Products we can continue to expand our relationships with key customers this year, such as L'Oreal in personal care and Akzo Nobel in catalysts.

13.	What are your expectations for the Seminis collaboration?

As part of the agreement, Apio and Seminis will work together to identify and develop unique varieties of broccoli and cauliflower for the North American market for use in Apio's proprietary value-added packaged bags and trays for retail grocery chains, club stores and the foodservice industry. The companies will focus on developing and commercializing broccoli and cauliflower varieties that possess unique, desirable consumer traits such as improved nutrition, flavor, color, texture, taste, and/or aroma to improve the value of these vegetable offerings in Apio's products.

Seminis will apply its expertise to breed broccoli and cauliflower qualities using proven techniques that improve the speed and accuracy of new and beneficial trait identification and selection. For its part, Apio will apply its expertise in sourcing, manufacturing, packaging and marketing of vegetable products to provide definition and guidance of market needs, packaging solutions and commercialization strategies for these novel consumer trait products. All products that reach commercialization will be packaged using Apio's proprietary Intelimer BreatheWay packaging. We believe this collaboration further supports our position in the marketplace as the technology and innovation leader in fresh-cut vegetable products.

14.	What progress is Aesthetic Sciences making with the use of Landec's technology in dermal fillers?

Aesthetic Sciences is making good progress and has demonstrated safety in initial clinical studies for products in which Landec's polymer materials would be used as dermal fillers for the rapidly growing facial cosmetics market. Aesthetic Sciences plans to start human clinical trials next quarter for testing its dermal filler materials using Landec's polymer technology. Landec expects to benefit in the future from the agreement with Aesthetic Sciences by receiving royalties on the sale of products using Landec's technology as well as from being a 19.9% owner of Aesthetic Sciences' stock.

15.	What is Landec doing in research outside of its partnership collaborations?

In addition to supporting our existing license partners, we are examining several areas to broaden applications for our Intelimer polymer technology. For example, we have been studying how our technology can selectively dispense (both large and small molecule) active ingredients either evenly over time or "triggered" by rapid release of active ingredients with changes in temperature, moisture and pH. We are filing numerous patent applications to extend our patent estate in this area. We believe there is a large formulation potential for this technology in the pharmaceutical industry which is looking for new ways to extend patent life for existing drugs and novel ways to deliver new drugs. In addition, with the return of the coatings and electronics fields of use for our technology from Air Products, we will be exploring potential uses for Intelimer polymers in these application areas as well.

16.

How do the pre-tax results by line of business for the three and twelve months ended May 25, 2008 compare with the same periods last year, excluding the fiscal year 2007 activity for Landec Ag through December 1, 2006 and excluding the non-recurring insurance settlement and milestone payment in fiscal year 2007 (see Question #1 above for the details)?

	The results are as follows (unaudited and in thousands):
	Revenues:	Three months ended 5/25/08	Three months ended 5/27/07	Twelve months ended 5/25/08	Twelve months ended 5/27/07
	Apio Value Added(a)	$42,270	$40,847	$167,817	$154,744
	Apio Packaging (b)	1,174	378	3,377	1,730
	Technology Subtotal	43,444	41,225	171,194	156,474
	Apio Trading (c)	12,135	8,317	60,414	49,706
	Total Apio	55,579	49,542	231,608	206,180
	Tech. Licensing (d)	1,721	1,659	6,919	3,706
	Total Revenues	57,300	51,201	238,527	209,886

	Gross Profit:
	Apio Value Added	6,049	6,829	24,615	23,426
	Apio Packaging	1,129	358	3,245	1,639
	Technology Subtotal	7,178	7,187	27,860	25,065
	Apio Trading	752	617	3,449	3,187
	Total Apio	7,930	7,804	31,309	28,252
	Tech. Licensing	1,721	1,659	6,919	3,706
	Total Gross Profit	9,651	9,463	38,228	31,958

	R&D:
	Apio	343	361	1,251	1,169
	Tech. Licensing	497	425	2,000	1,639
	Total R&D	840	786	3,251	2,808

	S,G&A:
	Apio	3,408	3,304	13,831	12,667
	Corporate	2,785	1,303	5,970	5,055
	Total S,G&A	6,193	4,607	19,801	17,722

	Other (e):
	Apio	19	85	23	260
	Corporate	191	623	1,697	1,148
	Total Other	210	708	1,720	1,408

	Net Income (Loss) Before Taxes:
	Apio	4,198	4,224	16,250	14,676
	Tech. Licensing	1,224	1,234	4,919	2,067
	Corporate	(2,594)	(680)	(4,273)	(3,907)
	Net Income Before Taxes	$2,828	$4,778	$16,896	$12,836

	a) Apio’s value-added business includes revenues and gross profit from Apio Cooling LP.
	b) Apio Packaging includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.
	c) Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.
	d) Included in Tech. Licensing are the Intellicoat license fees from Monsanto.
	e) Included in Other are net interest income and non-operating income/(expense).

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to net income and EPS. Included in the Question and Answer section (Questions #1, #2, #3 and #16) of this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the Company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the Company’s condensed consolidated statements of earnings presented in accordance with GAAP.

CONTACT:
Landec Corporation
Gregory S. Skinner, 650-261-3677
Vice President Finance and CFO
or
EAS & Associates
Liz Saghi, 805-967-0161